Exhibit 4(a)(2)

"CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF THIS DOCUMENT IDENTIFIED BY *** HAVE BEEN OMITTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS."

Exclusive Licence & Collaboration Agreement

Progen Pharmaceuticals Limited

PGL

Medigen Biotechnology Corp.

MBC

Clayton Utz

Lawyers

Level 28 Riparian Plaza  71 Eagle Street  Brisbane QLD  4000  Australia

GPO Box 55 Brisbane  QLD  4001

T + 61 7 3292 7000 F + 61 7 3221 9669

www.claytonutz.com

Our reference 15314/12192/80106309

Table of contents

1.	Definitions and interpretations		3

	1.1	Definitions	3
	1.2	Interpretation	5

2.	Term of the agreement		6

3.	Licence of PGL IP		6

	3.1	Exclusive Licence	6
	3.2	Supply of Product for trials	7

4.	Developed IP		8

	4.1	Developed IP Owned by MBC	8
	4.2	Rights to IP developed by PGL	8

5.	Sublicensing		8

	5.1	Liability for sublicensee	8

6.	Licence fees		8

7.	Royalties		9

	7.1	Royalties where valid Patent	9
	7.2	Royalties where no Patent	9
	7.3	Reports	9
	7.4	Accrual and payment of royalties	10

8.	MBC to Exploit		10

	8.1	MBC to produce Products	10
	8.2	Commencement of Phase 3 Trial	10
	8.3	Exploitation of Products	11
	8.4	Quality	11
	8.5	Notification of adverse event	11
	8.6	Insurance	11

9.	Protection of Intellectual Property		11

	9.1	Notification of infringement	11
	9.2	Infringement of PGL IP	12
	9.3	Maintenance of IP	12

10.	Warranties and indemnities		13

	10.1	PGL warranties	13
	10.2	Exclusion of warranties	13
	10.3	MBC’s acknowledgments	13
	10.4	MBC to indemnify PGL	13
	10.5	PGL to indemnify MBC	14
	10.6	Liability for costs of Infringement Claim	14
	10.7	General mutual representations and warranties	14
	10.8	Indemnities	14

11.	Confidentiality		15

	11.1	No use or disclosure	15
	11.2	Further obligations	15
	11.3	Legal requirements	15
	11.4	Return of Confidential Information	16

	11.5	Retention for legal advice	16
	11.6	Survival of clause	16

12.	Audit		16

	12.1	Records	16
	12.2	Audit	16
	12.3	Security	17
	12.4	Co-operation	17
	12.5	Copies of materials	17
	12.6	Costs of the Audit	17

13.	Termination		17

	13.1	Reasons for termination by either party	17
	13.2	Reasons for termination by PGL	17
	13.3	Consequences of termination	17
	13.4	Accrued rights and survival	18

14.	Dispute resolution		18

	14.1	Negotiation	18
	14.2	Referral to arbitration	18

15.	Arbitration		18

	15.1	Reference to arbitration	18
	15.2	General principles	19
	15.3	Expedited proceedings	19
	15.4	Consolidation	19
	15.5	Award final and binding	19
	15.6	Governing law of arbitration agreement	20

16.	Force Majeure		20

	16.1	Event of Force Majeure	20
	16.2	Remedy of Force Majeure	20
	16.3	Termination for extended Force Majeure	20
	16.4	Extension of Term	20

17.	Notices		20

18.	General		21

	18.1	Governing law	21
	18.2	Jurisdiction	21
	18.3	Assignment	22
	18.4	Amendments	22
	18.5	Waiver	22
	18.6	Further acts and documents	22
	18.7	No representation or reliance	22
	18.8	Expenses	22
	18.9	Entire agreement	22
	18.10	Sub-contracting	23
	18.11	Relationship of the parties	23
	18.12	Remedies cumulative	23
	18.13	Severability of provisions	23
	18.14	Change in control	23
	18.15	Publicity	23
	18.16	Counterparts	23

Schedule 1 - PGL IP			24

Exclusive Licence & Collaboration Agreement made on 2010

Parties                                                                                         Progen Pharmaceuticals Limited, ABN 82 010 975 612 of 16 Benson St, Toowong, Queensland, 4066, Australia (“PGL”)

Medigen Biotechnology Corp. of 114F, No.3, Yuancyu St., Nangang District, Taipei City 11560, Taiwan (R.O.C.) (“MBC”)

Introduction

A.                                                   PGL is the holder of patent and other intellectual property rights in a multi-targeted cytostatic cancer therapeutic product known as PI-88, a mixture of highly sulfated, monophosphorylated, mannose oligosaccharides.

B.                                                     MBC is a biotechnology company based in Taiwan that has been involved with drug development in the area of cancer therapeutics for over 10 years.

C.                                                     MBC has offered to enter into an exclusive licensing and collaboration arrangement for the further development and worldwide commercialisation of PI-88.

D.                                                    Prior to entering into this agreement, MBC has had access to documentation and PGL personnel in order to carry out due diligence on PGL and the intellectual property surrounding PI-88.

E.                                                      Prior to entering into this agreement, PGL has had access to documentation and MBC personnel in order to carry out due diligence on MBC and to evaluate MBC’s likely capability to exploit PI-88 on the terms and conditions of this agreement.

F.                                                      Pursuant to the terms and conditions contained in this agreement, PGL licenses MBC to develop, manufacture, use, sell, market and sublicense the product known as PI-88 in exchange for the licence fees and royalties set out in this agreement.

Operative provisions

1.                                                      Definitions and interpretations

1.1                                               Definitions

The following definitions apply unless the context requires otherwise.

Affiliate means with respect to a party, any corporation or other business entity directly or indirectly controlling, controlled by or under common control with such party, where control means possession of the power to direct, or cause the direction of the management and policies of a corporation or other entity whether through ownership of voting securities, by contract or otherwise and includes without limitation any related body corporate of a party as defined under section 50 of the Corporations Act 2001 (Cth).  For the purpose of this agreement, MBC and PGL are not Affiliates of one another.

ASX means the Australian Stock Exchange.

Commencement Date means 1 July 2010.

Confidential Information means all confidential and proprietary information, know how and trade secrets of a party (including, without limitation, the terms of this agreement, all business or financial information, all information, techniques, research and development results, test results and other technical and scientific information  that relates to the PGL IP or the MBC Developed IP, biological materials and samples relating to any Product, medical chemical and other scientific data, processes and analytic methodology used in the development, testing, clinical trials and analysis of any Product, and packaging, manufacturing, advertising and marketing data relating to the Product) but excluding any information which:

(a)                                                   was in the public domain at the time of its disclosure;

(b)                                                  came into the hands of the receiving party by lawful means and without breach of any obligation of confidentiality by any third party; or

(c)                                                   was in fact known lawfully by the receiving party prior to its disclosure to that party.

End User means a third party which is supplied a Product but does not distribute, resell or otherwise supply the Product to others (other than patients) in all countries in the Territory.

Event of Insolvency means:

(a)                                                   filing by a Party in any court pursuant to any statute of a petition in bankruptcy or insolvency, or for reorganization or arrangement, or for the appointment of a receiver of all or a portion of the Party’s property;

(b)                                                  the filing against a Party of any such petition, or the commencement of a proceeding for the appointment of a trustee, receiver or liquidator for the Party, or of any of the property of the Party, or a proceeding by any governmental authority for the dissolution or liquidation of the Party, if such proceeding shall not be dismissed or trusteeship discontinued within  ten (10) days after commencement of such proceeding or the appointment of such trustee or receiver;

(c)                                                   the making by a Party of an assignment for the benefit of creditors; or

(d)                                                  a Party is or admits in writing that it is, or is taken under any applicable law to be, insolvent or unable to pay its debts.

Exploit includes:

(a)                                                   in respect of a product - to make, hire, market, sell or otherwise dispose of it, offer to make, sell, hire or otherwise dispose of it, use it, import or export it, modify, improve or keep it for the purpose of doing any of those things; or

(b)                                                  in respect of a method or process - use the method or process, improve or modify the process or do any act mentioned in paragraph (a) in respect of a product resulting from such use, and Exploitation has a corresponding meaning.

Field means the therapeutic and prophylactic treatment of cancer.

Force Majeure means a natural or man made disaster such as fire, earthquake, flood, storm, or explosion, or any , war (declared or undeclared)or any unavailability or delay in availability of equipment or transport..

Government Agency means any government or governmental, semi-governmental, administrative, fiscal or judicial body, department, commission, authority, tribunal, agency or entity including, without limitation, the US FDA.

Intellectual Property includes all present and future rights in relation to copyright, industrial and intellectual property rights of whatever nature in whatever country, including without limitation all rights in relation to Confidential Information, inventions, innovations, plant varieties, registered and unregistered patents, registered and unregistered trade marks (including service marks), registered designs, and circuit layouts, and all other rights resulting from intellectual activity in the industrial, scientific, literary or artistic fields whether created before or after the Commencement Date.

MBC Developed IP means all Intellectual Property developed or otherwise coming into existence directly as a result of or in the course of MBC carrying out this agreement (including any new patents) but, for the avoidance of doubt, excludes all PGL IP.

Net Sales means the full invoice price plus the value of any other consideration paid or given by any person (including by contra arrangements, product swaps or other arrangements) for Products sold by MBC, its Affiliates and sublicensees to End Users less:

(a)                                                      any discounts given to End Users;

(b)                                                     sales and excise taxes, customs duty, or  other compulsory payments to Government Agencies, to the extent included in the invoice price,  provided they are actually paid or deducted and relate to the sale; and

(c)                                                      credits given to End Users for rejects or returns of Products.

PGL IP means the Intellectual Property owned or licensed by PGL which is necessary to Exploit the product known as PI-88 and includes the patents and patent applications set out in Schedule 1 and the Confidential Information of PGL related to those patents and patent applications. For the avoidance of doubt, PGL IP does not include any Intellectual Property relating to PGL’s PG500 series compounds.

Products means any products produced from or based on the PGL IP, including improvements, modifications and variations made by MBC or its Affiliates during the Term.

Term means the period commencing on the Commencement Date and expiring 15 years after the Commencement Date, unless earlier terminated in accordance with this agreement.

Territory means the world.

US FDA means the United States Food and Drug Administration.

1.2                                               Interpretation

In this agreement:

(a)                                                   headings are for convenience only and do not affect interpretation,

and unless the context indicates a contrary intention:

(b)                                                  an obligation or liability assumed by, or a right conferred on, 2 or more persons binds or benefits them jointly and severally;

(c)                                                   “person” includes an individual, the estate of an individual, a corporation, an authority, an association or a joint venture (whether incorporated or unincorporated), a partnership and a trust;

(d)                                                  a reference to a party includes that party’s executors, administrators, successors and permitted assigns, including persons taking by way of novation and, in the case of a trustee, includes a substituted or an additional trustee and further includes any person claiming on behalf of or under or through a party to this agreement;

(e)                                                   a reference to a document (including this agreement) is to that document as varied, novated, ratified or replaced from time to time;

(f)                                                     a reference to a statute or statutory provision includes a statutory modification or re-enactment of it or a statutory provision substituted for it, and each ordinance, by-law, regulation, rule and statutory instrument (however described) issued under it;

(g)                                                  a word importing the singular includes the plural (and vice versa), and a word indicating a gender includes every other gender;

(h)                                                  a reference to a party, clause, schedule, exhibit, attachment or annexure is a reference to a party, clause, schedule, exhibit, attachment or annexure to or of this agreement, and a reference to this agreement includes all schedules, exhibits, attachments and annexures to this agreement;

(i)                                                      if a word or phrase is given a defined meaning, any other part of speech or grammatical form of that word or phrase has a corresponding meaning;

(j)                                                      “includes” in any form is not a word of limitation; and

(k)                                                   a reference to “$” or “dollar” is to US currency.

2.                                                      Term of the agreement

This agreement and the licence granted under clause 3 commences on the Commencement Date and continues for the Term.

3.                                                      Licence of PGL IP

3.1                                               Exclusive Licence

(a)                                                   Subject to the terms of this agreement, PGL hereby grants and MBC accepts, an exclusive licence, including the right to sublicense, to Exploit the PGL IP in the Territory during the Term.

(b)                                                  To the extent that the PGL IP includes a patent, the licence granted under clause  3.1(a) ceases in respect of that patent on the expiry of that patent and the expiry of any patent extensions.

(c)                                                   After the Commencement Date, PGL will, at the request of MBC, provide samples of any Products it has which are relevant to the Field, including any intermediate forms and copies of the Products and any related Confidential Information.

(d)                                                  PGL will not sell Products relevant to the Field to End Users in the Territory nor supply Products relevant to the Field to any person who PGL has reasonable grounds to believe is likely to export the Products into the Territory.

(e)                                                   All enquiries PGL receives in respect of Products relevant to the Field to be delivered to End Users in the Territory will be referred to MBC.

3.2                                               Supply of Product for trials

(a)                                                   MBC may during the Term request that PGL supply Product for the purpose of carrying out pre-clinical or clinical trials.  MBC may request that PGL supply the Product as either:

(i)                                                     a clinical supply of Product suitable for Phase 3 trials consisting of PI-88, placebo, pre-filled 1-ml saline syringes and associated needles and product packaging (160 mg), for 800 subjects;

(ii)                                                  a bulk supply of PI-88 Active Pharmaceutical Ingredient in 1 kilogram quantities.

(b)                                                  PGL warrants that the Product supplied under this clause 3.2 will comply with the current technical and quality specifications for the Product as published by PGL from time to time and PGL will comply with good manufacturing practice.  However, to the extent permitted by law, the liability of PGL for any breach of this warranty is limited to either of the following:

(i)                                                     the replacement of the Product; or

(ii)                                                  the payment of the cost of replacing the Product.

(c)                                                 Contemporaneously with providing a request under clause 3.2(a)(i), MBC will, at its cost, provide to PGL security in the form of an unconditional and irrevocable financial undertaking.  The security will be in a form satisfactory to PGL and for the sum of $***.  PGL is not required to commence production of any Product or deliver any Product prior to receipt of this security.

(d)                                                  If MBC has made a request under clause 3.2(a)(i) then within 7 days of the occurrence of:

(i)                                                     MBC requesting that the Product be shipped to MBC; or

(ii)                                                  1 July 2011,

whichever is the earlier, MBC will pay $*** to a PGL bank account (the details of which are as notified by PGL to MBC from time to time).

(e)                                                   Upon performance of MBC’s obligations under clause 3.2(d), MBC may request that PGL discharge the security provided under clause 3.2(c) and PGL will discharge the security within 7 days of receipt of a valid written request.

(f)                                                     Within 30 days of making a request under clause 3.2(a)(ii), MBC will pay to a PGL bank account, the details of which are as notified by PGL to MBC from time to time, $*** per kilogram of Product requested.

(g)                                                  In making a request under clause 3.2(a), MBC may request that the Product be provided in multiple lots.  PGL will supply the first lot on a CIP (Carriage and Insurance Paid - Incoterms 2000) basis to the destination nominated by MBC at the time of making the request.

(h)                                                  Any subsequent lots or any bulk supply will be supplied on an EXW (Ex Works - Incoterms 2000) basis from PGL’s production facility.

4.                                                      Developed IP

4.1                                               Developed IP Owned by MBC

The parties acknowledge that all right, title and interest in and to all of the MBC Developed IP is owned by MBC.

4.2                                               Rights to IP developed by PGL

(a)                                                   If in the course of complying with its obligations under this agreement, PGL develops modifications to the Product and the PGL IP which result in the creation of new Intellectual Property, then MBC will have a right of first refusal to Exploit that Intellectual Property on terms specified by PGL.

(b)                                                  If MBC does not exercise its first right of refusal within 30 days of receiving the terms provided by PGL pursuant to 4.2(a), PGL may license that Intellectual Property to a third party on terms which are no more favourable than those offered to MBC under clause 4.2(a).

(c)                                                   If MBC exercises its right of first refusal, the parties will either vary this agreement or enter into a new agreement, in each case to reflect the terms offered under clause 4.2(a).

5.                                                      Sublicensing

5.1                                               Liability for sublicensee

MBC acknowledges and agrees that MBC’s use of a sublicensee does not relieve MBC of any of its obligations, duties or limitations under this agreement and any act or omission of a sublicensee will have the same consequences or effect as if such action or omission was MBC’s own.

6.                                                      Licence fees

In consideration of the licence granted to MBC under this agreement, in respect of each Product, MBC will pay the following licence fees within 30 days of the occurrence of the following events:

(a)                                                   a payment of $*** after the approval by any Government Agency within the Territory to commence the first Phase 3 or Pivotal Registration Clinical Trial Protocol of a Product;

(b)                                                  a payment of $*** after the commencement of the first Phase 3 or Pivotal Registration Clinical Trial for a Product;

(c)                                                   a payment of $*** after the completion of the first Phase 3 or Pivotal Registration Clinical Trial for a Product;

(d)                                                  a payment of $*** after the submission of a Product to any Government Agency for regulatory approval for use in the first country in the Territory;

(e)                                                   a payment of $*** after a relevant Government Agency gives approval for use of a Product; and

(f)                                                     a payment of $*** after a second relevant Government Agency gives approval for use of a Product.

Payment will be in US dollars by direct deposit to a PGL bank account, the details of which are as notified by PGL to MBC from time to time.

7.                                                      Royalties

7.1                                               Royalties where valid Patent

If MBC or its Affiliates sell Product into a country for which there is a patent or patent application specified in Schedule 1 , MBC will pay the following royalties:

(a)                                                   ***% of the Net Sales made by MBC and its Affiliates from that country, until Net Sales in the Territory during each one-year annual period exceed $500,000,000 per year;

(b)                                                  ***% of the Net Sales made by MBC and its Affiliates from that country, if Net Sales in the Territory during each one-year annual period exceed $500,000,000 per year but are less than or equal to $1,000,000,000 per year; and

(c)                                                   ***% of the Net Sales made by MBC and its Affiliates from that country if Net Sales in the Territory during the Term exceed $1,000,000,000 per year.

7.2                                               Royalties where no Patent

If MBC or its Affiliates sell Product into a country where there is no registered patent or patent application specified in Schedule 1, or where that patent or patent application is no longer valid or enforceable, MBC will pay the following royalties:

(a)                                                   ***% of the Net Sales made by MBC and its Affiliates from that country, until Net Sales in the Territory during each one-year annual period exceed $500,000,000 per year;

(b)                                                  ***% of the Net Sales made by MBC and its Affiliates from that country, if Net Sales in the Territory during each one-year annual period exceed $500,000,000 per year but are less than or equal to $1,000,000,000 per year; and

(c)                                                   ***% of the Net Sales made by MBC and its Affiliates from that country if Net Sales in the Territory during each one-year annual period exceed $1,000,000,000 per year.

7.3                                               Reports

Within 14 days of each anniversary of the Commencement Date, MBC will send PGL a report setting out:

(a)                                                   a summary of progress being made to obtain Government Agency approvals in the Territory;

(b)                                                  the details of royalties, fees or other amounts received for each month of the previous year from sublicensees; and

(c)                                                   the details of the total sales in each country (including a breakdown of sales by MBC, Affiliates and sublicensees) and the Net Sales in each country for each month of the previous year.

7.4                                               Accrual and payment of royalties

(a)                                                   All royalties accrue when actually received from an End User by MBC or its sublicensee.

(b)                                                  MBC will pay all royalties due to PGL under this clause 7 on a 6 monthly basis commencing on the Commencement Date, each payment to be made within 30 days of the end of the relevant 6 monthly period.

(c)                                                   Payment will be in US dollars by direct deposit to a  PGL bank account, the details of which are as notified by PGL to MBC from time to time.

8.                                                      MBC to Exploit

8.1                                               MBC to produce Products

(a)                                                   MBC is free to establish any technical, pre-clinical or clinical program at MBC’s expense, for the purposes of preparing any new drug application using the PGL IP with any Government Agency in the Territory.

(b)                                                  MBC will use reasonable efforts to carry out, at its own expense, all product development, including without limitation, regulatory and clinical work, testing, or studies relating to Products, reasonably required to obtain all regulatory approvals needed to Exploit the Products in the Territory.

(c)                                                   MBC will use its reasonable efforts to file, prosecute and maintain during the Term, all necessary and appropriate applications, submissions and filings to the appropriate Government Agency, to obtain approval to Exploit the Products in each country within the Territory.

(d)                                                  MBC will advise PGL immediately on obtaining any approval from a Government Agency in respect of a Product.

(e)                                                   PGL will provide reasonable assistance to MBC with:

(i)                                                     any Government Agency requests concerning chemical, manufacturing or control (CMC) issues; and

(ii)                                                  making any necessary submissions, applications or filings for approvals including providing existing relevant documentation which is in the possession of PGL.

(f)                                                     PGL will provide the assistance specified in 8.1(e)(i) at no charge to MBC for up to a maximum cost to PGL of $*** taking into account any out of pocket expenses and on the basis of a rate of $*** per day for its employees’ time.  For any additional assistance required by MBC under clause 8.1(e)(i)   the parties will negotiate in good faith to agree the amount payable by MBC to PGL for such assistance prior to PGL providing such assistance.

(g)                                                  PGL will provide the assistance as specified in 8.1(e)(ii) at no charge to MBC.

8.2                                               Commencement of Phase 3 Trial

If MBC has not commenced a Phase 3 or Pivotal Registration Clinical Trial within 12 months of the Commencement Date, PGL may at any time thereafter immediately terminate this agreement by written notice to MBC.  In order for a trial to be considered as commenced under this clause, the Phase 3 or Pivotal Registration Clinical Trial must have been approved by the relevant Government Agency and a patient must have been enrolled in the trial.

8.3                                               Exploitation of Products

If MBC has not commenced the Exploitation of a Product in a country in which a valid enforceable and unexpired patent application(s), patent(s) or patent extension(s) covering the Product exists within the Territory within five (5) years of the Commencement Date, then PGL may by written notice, advise MBC that unless it commences Exploitation of a Product in that country within 6 months (or such longer period set out in the notice), that country will be removed from the definition of Territory in this agreement.  A notice may include more than one country and will be taken to be a notice in respect of each country specified in the notice.  Should Exploitation not occur during that 6 month or longer stipulated period, the country will be removed from the Territory.

8.4                                               Quality

MBC is responsible for maintaining commercially acceptable quality control standards in all manufacturing related to a Product, including meeting the manufacturing standards required by any Government Agency and good manufacturing practice.

8.5                                               Notification of adverse event

Each party agrees to report to the other within 3 business days of receipt of the information, any serious adverse event which is reported to occur as a result of the use of the Products.  Such events must be reported in as much detail as possible, whether or not there is proof of a causal connection between events and use of Products.  A serious adverse event includes any experience relating to the Products which is reasonably regarded to be medically significant.

8.6                                               Insurance

MBC will procure and maintain at its own expense, product liability insurance in the amount of not less than $10,000,000, insuring MBC from and against all loss arising from or incidental to the Exploitation (commercial manufacturing and marketing) of the commercial Products.  MBC will procure and maintain insurance in the amounts required by the relevant Government Agency at its own expense in respect of clinical development or other pre-manufacturing activities.

9.                                                      Protection of Intellectual Property

9.1                                               Notification of infringement

Each party shall promptly give the other notice of:

(a)                                                   any claim or allegations that the exercise of the rights under the agreement constitute an infringement of the rights of any third party, including an attack on the grant or validity of any of the PGL IP or a party’s right to use the PGL IP under this agreement; and

(b)                                                  any third party’s infringement or threatened infringement of the PGL IP or the Developed IP,

of which it becomes aware.

9.2                                               Infringement of PGL IP

(a)                                                   PGL has the sole right to determine what action should be taken in respect of any infringement of PGL IP, and MBC will cooperate in the conduct of any action brought by PGL. PGL shall bear all the costs and expenses of any action it takes.

(b)                                                  If PGL does not bring suit against a third party who is infringing the PGL IP in the Territory within thirty (30) days of receiving a notice under clause 9.1, then MBC may give notice in writing to PGL that it wishes to commence action.  If PGL does not advise that it will commence action within 14 days of that notice, MBC may elect to bring action.

(i)                                                     If MBC brings an action against a third party, it will do so at its own cost and expense and within 6 months of the notice given under clause 9.2(b).

(ii)                                                  In exercising its rights under clause 9.2(b)(i), MBC must ensure that it does not perform any acts or omissions that in any way adversely effect:

A.                                                   the validity of any PGL IP;

B.                                                     the reputation of PGL as the owner of the PGL IP.

(iii)                                               All costs and expenses (including attorney’s fees) of any actions or proceedings taken by MBC (including where PGL is joined as a party) will be borne exclusively by MBC, and, in such a case, MBC shall retain the damages and other remedies as relate to the Territory received from the infringing party.

(c)                                                   MBC indemnifies PGL from and against any costs, fees, damages or accounts of profits awarded against PGL in any action commenced by MBC under this clause 9.2.

9.3                                               Maintenance of IP

(a)                                                   MBC will during the Term take all reasonable and necessary steps and pay all necessary expenses to obtain registration of Intellectual Property relating to any improvements made by or on behalf of PGL to PGL IP in any country in the Territory in which PGL IP is registered as at the Commencement Date.

(b)                                                  MBC will take all reasonable steps and pay all necessary expenses to prosecute any patent application in the Territory in respect of MBC Developed IP.

(c)                                                   PGL will during the Term take all reasonable steps and pay all necessary expenses to maintain for the full life of, and any extension that may be available, all Intellectual Property which is PGL IP in the Territory.

(d)                                                  PGL may invoice MBC for half of the costs incurred by PGL under clause 9.3(d) and MBC will pay that invoice within 30 days.  Payment will be in US dollars by direct deposit to a PGL bank account, the details of which are as notified by PGL to MBC from time to time.

(e)                                                   MBC may, in consultation with PGL, file on behalf of and as agent for PGL all applications and filings and take all actions necessary to obtain the benefits of registration, and PGL will sign any authorisations and instruments reasonably requested by MBC to enable MBC to comply with its obligations under this clause 9.2.

10.                                               Warranties and indemnities

10.1                                        PGL warranties

PGL warrants and represents to MBC that to the best of PGL’s knowledge:

(a)                                                   it is either the sole and beneficial owner or the exclusive licensee of the PGL IP and that the PGL IP is not encumbered nor licensed to a third party in any way inconsistent with the Exploitation of the rights granted pursuant to this agreement; and

(b)                                                  it is entitled to grant the rights contained in this agreement in relation to the PGL IP to MBC.

10.2                                        Exclusion of warranties

Except for the express warranties in this agreement, to the full extent permitted by law, any conditions or warranties imposed by legislation applicable to this agreement are hereby excluded.

10.3                                        MBC’s acknowledgments

MBC hereby acknowledges and agrees that:

(a)                                                   PGL has not made and does not by entering into this agreement make any representations or give any warranties other than those set out in this clause regarding the suitability of PGL IP or MBC Developed IP for any purpose; and

(b)                                                  it will not knowingly do, or assist any third party to do, anything to imperil or challenge the validity of, or PGL’s ownership of, any of the PGL IP.

10.4                                        MBC to indemnify PGL

MBC shall defend, indemnify and hold harmless PGL, its officers, employees and agents from and against all actions, suits, claims, proceedings, causes of action, judgments or demands (including those brought by third parties) which may be brought against it or them, whether on their own or jointly with PGL and whether at common law, in equity or pursuant to statute or otherwise, in respect of any loss, death, injury, illness or damage (whether personal or property) which arises out of:

(a)                                                   any Exploitation of any of the PGL IP or the MBC Developed IP in the Territory;

(b)                                                  any Product or use of any Product;

(c)                                                   a breach of this agreement by MBC or its Affiliates;

(d)                                                  the failure of any representation or warranty of MBC set forth in this agreement; or

(e)                                                   the negligence or wilful misconduct of MBC or its Affiliates or their employees, agents or officers,

except in each case to the extent any such claim results or arises from breach by PGL of any term of this agreement or the negligence or wilful misconduct of PGL or any of its employees, agents or officers.

10.5                                        PGL to indemnify MBC

PGL shall defend, indemnify and hold harmless MBC, its officers, employees and agents from and against all actions, suits, claims, proceedings, causes of action, judgments or demands (including those brought by third parties) which may be brought against it or them, whether on their own or jointly with PGL and whether at common law, in equity or pursuant to statute or otherwise, in respect of any loss, death, injury, illness or damage (whether personal or property) which arises out of a breach of clause 10.1 or 11, except to the extent that such claim results or arises from breach by MBC of any term of this agreement or the negligence or wilful misconduct of MBC and its Affiliates, or their employees, agents or officers.

10.6                                        Liability for costs of Infringement Claim

(a)                                                   Notwithstanding clauses 10.4 and 10.5, in the case of any claim of infringement of PGL IP or infringement of a third party’s Intellectual Property by the Products, which is brought by a third party against MBC in a country in the Territory (whether alone or together with PGL) (the “Infringement Claim”):

(i)                                                     MBC will appoint lawyers acceptable to PGL to conduct the defence of the Infringement Claim;

(ii)                                                  MBC will be responsible for the legal expenses and for all actions taken by MBC’s lawyers;

(iii)                                               MBC will not settle or compromise any case without the prior written consent of PGL, which will not be unreasonably withheld; and

(iv)                                              PGL will, at MBC’s cost, provide MBC with such assistance and information as MBC reasonably requests.

(b)                                                  If any claim for infringement of Intellectual Property is brought against either PGL or MBC in relation to any of the Products, or if MBC fails to meet any of its obligations under this clause 10.6, PGL may direct MBC to cease and forever desist from Exploiting, making, hiring, selling or otherwise disposing of any Products in the relevant country(ies) and MBC will have no claim against PGL in respect of any such direction.

10.7                                        General mutual representations and warranties

Each of the parties represents and warrants to the other party that each of the following statements is true and correct in all material respects:

(a)                                                   it has full power and authority to enter into, perform and observe its obligations under this agreement, and that its execution, delivery and performance of this agreement has been duly and validly authorised by all necessary corporate action; and

(b)                                                  this agreement and the transactions contemplated by it do not contravene its constituent documents or any law, regulation or official directive or any of its obligations or undertakings by which it or any of its assets are bound or cause a limitation on its powers or those of its directors to be exceeded.

10.8                                        Indemnities

(a)                                                   Each indemnity in this agreement is a continuing obligation, separate and independent from the other obligations of the parties, and survives termination, completion or expiration of this agreement.

(b)                                                  It is not necessary for a party to incur expense or to make any payment before enforcing a right of indemnity conferred by this agreement.

(c)                                                   A party must pay on demand any amount it must pay under an indemnity in this agreement.

11.                                               Confidentiality

11.1                                        No use or disclosure

Neither of the parties shall, unless specifically authorised in this agreement or with the prior written consent of the other party:

(a)                                                   disclose any Confidential Information of the other party;

(b)                                                  disclose any Confidential Information relating to a Product relevant to the Field;

(c)                                                   make use of any Confidential Information of the other party for any purpose other than for the purposes set forth in or in furtherance of this agreement; or

(d)                                                  make use of any Confidential Information relating to a Product relevant to the Field for any purpose other than for the purposes set forth in or in furtherance of this agreement.

11.2                                        Further obligations

Each of the parties must:

(a)                                                   use its best endeavours to keep the Confidential Information of the other party safe and secure and prevent unauthorised use, reproduction or disclosure of the Confidential Information of the other party;

(b)                                                  restrict the disclosure of the Confidential Information of the other party to only those employees who require the Confidential Information for the purposes of fulfilling that party’s obligations under this agreement;

(c)                                                   not make, assist or permit any person (including its representatives) to make any unauthorised use, disclosure or reproduction of any of the other party’s Confidential Information;

(d)                                                  take reasonable steps to enforce the confidentiality obligations imposed or required to be imposed by this agreement including diligently prosecuting at its cost any breach or threatened breach of such confidentiality obligations by a person to whom it has disclosed such Confidential Information and, where appropriate, making applications for interim or interlocutory relief; and

(e)                                                   co-operate with the other party in any action which it may take to protect the confidentiality of its Confidential Information.

11.3                                        Legal requirements

A party may disclose anything in respect of this agreement or a Product:

(a)                                                   as required by applicable law, rules of any stock exchange, Government Agency or ministerial directive;

(b)                                                  necessary to be disclosed to a Government Agency to comply with the party’s obligations under clause 8.1;

(c)                                                   to its professional advisors including, without limitation, accountants, financial advisors, insurers, patent attorneys and legal advisors, subject to that party agreeing to keep the Confidential Information confidential in accordance with this clause;

(d)                                                  in order to do anything which the party is entitled to do in respect of a Product under this agreement.

11.4                                        Return of Confidential Information

Subject to clause 11.5, all Confidential Information whether in hard copy, electronic or any other form will (at the option of the discloser of that Confidential Information) be destroyed or returned to the party who disclosed the Confidential Information within thirty (30) days of termination of the agreement and each party will cease all use of the other party’s Confidential Information.

11.5                                        Retention for legal advice

Each party’s legal representative may retain one copy of such Confidential Information solely for the purpose of determining the scope of that party’s obligations under this clause.

11.6                                        Survival of clause

The obligations of confidentiality imposed by this agreement survive the termination of this agreement.  Each party may enforce this clause 11 in favour of its Affiliates.

12.                                               Audit

12.1                                        Records

(a)                                                   MBC will keep full and accurate books and records setting forth Net Sales and any other information sufficient in detail to allow the calculation of royalties and licence fees to be paid by MBC.

(b)                                                  MBC will keep such books and records for a minimum of 7 years from the date that they are created.

12.2                                        Audit

MBC will, upon 7 days notice and during normal business hours or as otherwise agreed, permit and provide persons (“Auditors”) nominated by PGL, supervised access to MBC’s and its Affiliates’ premises, books, records, documents, computer systems, equipment and other property relevant to the performance of this agreement to verify compliance by MBC with its obligations under this agreement and its likely capacity to continue to comply with its obligations in the future (“Audit”).  Without limiting the foregoing, an Audit may include:

(a)                                                   review of materials relating to royalties and licence fees;

(b)                                                  review of arrangements and payments with End Users, sublicensees and other third parties;

(c)                                                   legal compliance; and

(d)                                                  quality assurance practices.

12.3                                        Security

In undertaking the Audit, PGL will procure that the Auditors comply with reasonable security and confidentiality requirements of MBC made known to PGL.

12.4                                        Co-operation

MBC will do things reasonably necessary to facilitate a prompt and efficient Audit.

12.5                                        Copies of materials

The Auditors may make copies of books, records, documents and other materials they have access to as part of an Audit, and MBC will provide the Auditors with the necessary facilities to enable them to do so.

12.6                                        Costs of the Audit

Should the audit reveal an underpayment discrepancy of five percent (5%) or more between any payment reported and any payment actually due to PGL, MBC shall pay all fees and expenses incurred in conducting the audit; otherwise PGL shall pay the fees and expenses incurred in conducting the audit and inspection. Underpayment discrepancies shall be paid promptly by MBC to PGL and overpayment discrepancies shall be credited to MBC’s account in connection with the next subsequent payment of royalties.

13.                                               Termination

13.1                                        Reasons for termination by either party

In addition to any other provisions set out in this agreement which allow a party to terminate this agreement, either party may terminate this agreement immediately by written notice to the other party in the event of:

(a)                                                   a failure to pay any amounts due under this agreement within the periods required, provided that the breach is not cured within one month after written notice thereof is received from the non-defaulting party;

(b)                                                  the other party having committed a breach of this agreement on three occasions and having received written notice of those breaches from the non-defaulting party, even if the breaches have been remedied; or

(c)                                                   the other party being subject to an Event of Insolvency.

13.2                                        Reasons for termination by PGL

PGL may terminate this agreement immediately by written notice to MBC if MBC offers for sale in the Territory a competing product in the field of post-resection therapy for HCC.

13.3                                        Consequences of termination

Upon termination of this agreement:

(a)                                                   any licence fee or royalty which has accrued to PGL but which is not yet payable, will become immediately due and payable;

(b)                                                  MBC will promptly destroy all marketing, labelling or advertising materials relating to the Products or the PGL IP;

(c)                                                   MBC will promptly execute whatever documents are necessary and take whatever steps are necessary to transfer to PGL or its nominee, free of charge except for out-of pocket expenses, all of MBC and its Affiliates and sublicensee’s right title and interest in and to any approvals given by a Government Agency including NDA’s, product licence, drug identification numbers or other health registration approvals in effect in the Territory;

(d)                                                  PGL may elect to:

(i)                                                     grant MBC 3 months to sell off its existing stocks of the Products provided that MBC continues to pay the royalties payable under this agreement and at the end of that period MBC destroys or delivers any remaining stock to PGL; or

(ii)                                                  purchase any stock from MBC.

13.4                                        Accrued rights and survival

Termination or expiry of this agreement will not affect:

(a)                                                   any rights or remedies of the parties which may have accrued before the date of termination;

(b)                                                  the rights and obligations of the parties which by their nature survive termination, including clauses 10, 11 and 13.

14.                                               Dispute resolution

14.1                                        Negotiation

(a)                                                   If there is a dispute between the parties in connection with this agreement, then within ten business days of a party notifying the other party of a dispute, a senior representative authorised to resolve the dispute from each party must meet and use all reasonable endeavours acting in good faith to resolve the dispute (the “Initial Meeting”).

(b)                                                  If the dispute is not resolved under clause 14.1(a) within ten business days of the Initial Meeting, then the Chief Executive Officers of MBC and PGL will, within 30 days of the Initial Meeting, meet and use all reasonable endeavours acting in good faith to resolve the dispute (the “Subsequent Meeting”).

14.2                                        Referral to arbitration

If any dispute is not resolved through good faith negotiations between the Chief Executive Officers of each party within 5 days after the date of the Subsequent Meeting, the parties must refer the dispute to arbitration in accordance with clause 15.

15.                                               Arbitration

15.1                                        Reference to arbitration

(a)                                                   Any controversy, claim or dispute directly or indirectly based upon, arising out of, relating to or in connection with this agreement (including but not limited to any question relating to the existence, validity or termination of this agreement) will be referred to and finally resolved by arbitration in accordance with the International Chamber of Commerce Rules of Arbitration.

(b)                                                  The seat of the arbitration will be Singapore.

(c)                                                   The number of arbitrators will be 1.

(d)                                                  The language of the arbitration will be English.

15.2                                        General principles

The parties further agree to the following general principles relating to the procedure of the arbitration:

(a)                                                   that they have chosen arbitration for the purposes of achieving a just, quick and cost-effective resolution of any dispute;

(b)                                                  that any arbitration conducted pursuant to this clause shall not necessarily mimic court proceedings and the practices of those courts will not regulate the conduct of the proceedings before the arbitral tribunal;

(c)                                                   that in conducting the arbitration, the arbitral tribunal must take into account the matters set out above, particularly in deciding issues such as:

(i)                                                     how many written submissions will be allowed;

(ii)                                                  where appropriate, the length of written submissions;

(iii)                                               the extent of document discovery permitted, if any;

(iv)                                              the consolidation of arbitration proceedings, when requested;

(v)                                                 the joinder of parties or the consolidation of proceedings, when requested;

(vi)                                              the length of any hearing; and

(vii)                                           the number of experts, if any, each party is allowed to appoint; and

(d)                                                  that the arbitral tribunal has the power to grant all legal, equitable and statutory remedies, except punitive damages.

15.3                                        Expedited proceedings

(a)                                                   The parties agree that the arbitral tribunal will conduct the arbitration as expeditiously as possible and no party will unnecessarily delay the arbitration proceedings.

(b)                                                  All evidence in chief will be in writing.

(c)                                                   Each party may only rely upon one expert witness in respect of any recognised area of specialisation, unless otherwise ordered by the arbitral tribunal.

15.4                                        Consolidation

The parties agree that section 24 of the International Arbitration Act 1974 (Cth) will apply.

15.5                                        Award final and binding

Any award will be final and binding upon the parties.

15.6                                        Governing law of arbitration agreement

The law governing this arbitration agreement is the law in Queensland.

16.                                               Force Majeure

16.1                                        Event of Force Majeure

If a party is prevented in whole or in part from carrying out its obligations under this agreement (other than an obligation to pay money) as a result of Force Majeure, it must promptly notify the other party accordingly.  The notice must:

(a)                                                   specify the obligations it cannot perform;

(b)                                                  fully describe the event of Force Majeure;

(c)                                                   estimate the time during which the Force Majeure will continue; and

(d)                                                  specify the measures proposed to be adopted to remedy or abate the Force Majeure.

Following this notice, and while the Force Majeure continues, the obligations which cannot be performed (other than an obligation to pay money) because of the Force Majeure will be suspended.

16.2                                        Remedy of Force Majeure

The party that is prevented from carrying out its obligations under this agreement as a result of Force Majeure must:

(a)                                                   remedy the Force Majeure to the extent reasonably practicable and resume performance of its obligations as soon as reasonably possible; and

(b)                                                  take all action reasonably practicable to mitigate any loss suffered by a party as a result of its failure to carry out its obligations under this agreement.

16.3                                        Termination for extended Force Majeure

If a party is prevented from carrying out its obligations under this agreement as a result of Force Majeure for a period of 6 months, the other party may terminate this agreement by giving 30 days notice to the party claiming Force Majeure, without prejudice to any of the rights of either party accrued prior to the date of termination.

16.4                                        Extension of Term

The Term of this agreement shall be extended by the period of the Force Majeure.

17.                                               Notices

Each communication (including each notice, consent, approval, request and demand) under or in connection with this agreement:

(a)                                                   must be in writing;

(b)                                                  must be addressed as follows (or as otherwise notified by that party to each other party from time to time):

PGL

Name:	Progen Pharmaceuticals Limited
Address:	16 Benson Street, Toowong, 4066, Queensland, Australia
Fax:	(+61) 7 3720 9624
For the attention of:	Chief Executive Officer

MBC

Name:	Medigen Biotechnology Corp.
Address:	14F., No.3, Yuancyu St., Nangang District, Taipei City 11560, Taiwan (R.O.C.)
Fax:	Fax : +886 2 2785-6120
For the attention of:	Chief Executive Officer

(c)                                                   must be signed by the party making it or (on that party’s behalf) by the solicitor for, or any attorney, director, secretary or authorised agent of, that party;

(d)                                                  must be delivered by hand or posted by prepaid post to the address, or sent by fax to the number, of the addressee, in accordance with clause 17(b); and

(e)                                                   is taken to be received by the addressee:

(i)                                                     (in the case of prepaid post sent to an address in the same country) on the third day after the date of posting;

(ii)                                                  (in the case of prepaid post sent to an address in another country) on the fifth day after the date of posting by airmail;

(iii)                                               (in the case of fax) at the time in the place to which it is sent equivalent to the time shown on the transmission confirmation report produced by the fax machine from which it was sent; and

(iv)                                              (in the case of delivery by hand) on delivery,

but if the communication is taken to be received on a day that is not a working day or after 5.00 pm, it is taken to be received at 9.00 am on the next working day (“working day” meaning a day that is not a Saturday, Sunday or public holiday and on which banks are open for business generally, in the place to which the communication is posted, sent or delivered).

18.                                               General

18.1                                        Governing law

This Agreement shall be construed pursuant to the laws of the Queensland, Australia without regard to conflicts of laws provisions thereof.

18.2                                        Jurisdiction

Subject to clause 15, all matters arising from or related to this Agreement shall be brought only in the federal or state courts in Queensland, Australia.

18.3                                        Assignment

A party cannot assign, novate or otherwise transfer any of its rights or obligations under this agreement without the prior consent of each other party, which in the case of PGL cannot be unreasonably withheld or delayed by MBC.

18.4                                        Amendments

This agreement may only be varied by a document signed by or on behalf of each party.

18.5                                        Waiver

(a)                                                  Failure to exercise or enforce, or a delay in exercising or enforcing, or the partial exercise or enforcement of, a right, power or remedy provided by law or under this agreement by a party does not preclude, or operate as a waiver of, the exercise or enforcement, or further exercise or enforcement, of that or any other right, power or remedy provided by law or under this agreement.

(b)                                                 A waiver or consent given by a party under this agreement is only effective and binding on that party if it is given or confirmed in writing by that party.

(c)                                                  No waiver of a breach of a term of this agreement operates as a waiver of another breach of that term or of a breach of any other term of this agreement.

18.6                                        Further acts and documents

Each party must promptly do all further acts and execute and deliver all further documents (in form and content reasonably satisfactory to that party) required by law or reasonably requested by another party to give effect to this agreement.

18.7                                        No representation or reliance

(a)                                                  Each party acknowledges that no party (nor any person acting on a party’s behalf) has made any representation or other inducement to it to enter into this agreement, except for representations or inducements expressly set out in this agreement.

(b)                                                 Each party acknowledges and confirms that it does not enter into this agreement in reliance on any representation or other inducement by or on behalf of any other party, except for representations or inducements expressly set out in this agreement.

18.8                                        Expenses

Except as otherwise provided in this agreement, each party must pay its own costs and expenses in connection with negotiating, preparing, executing and performing this agreement.

18.9                                        Entire agreement

To the extent permitted by law, in relation to its subject matter, this agreement:

(a)                                                   embodies the entire understanding of the parties, and constitutes the entire terms agreed by the parties; and

(b)                                                  supersedes any prior written or other agreement of the parties.

18.10                                 Sub-contracting

Unless expressly authorised by this agreement, a party may not sub-contract any of its obligations under this agreement without the prior written consent of the other party which consent must not be unreasonably withheld but may be given subject to such reasonable terms as may be necessary to protect the consenting party’s rights or interests under this agreement.

18.11                                 Relationship of the parties

(a)                                                  Each party to this agreement represents and warrants to the other party that it has the legal capacity to enter into this agreement.

(b)                                                 Nothing in this agreement is intended or will be construed as constituting a partnership, agency or joint venture relationship between the parties. All activities by the parties hereunder will be performed by them as independent contractors.

(c)                                                  Neither party will act in a manner inconsistent with clause 18.11(b) without the express informed written consent of the other party and, in particular, will not pledge the credit of the other party nor receive money on behalf of the other party nor enter into any agreements or make any representation on behalf of the other party.

18.12                                 Remedies cumulative

The rights, powers and remedies provided to the parties in this agreement are in addition to, and do not exclude or limit, any right, power or remedy provided by law or equity or by any agreement.

18.13                                 Severability of provisions

Any provision of this agreement that is prohibited or unenforceable in any jurisdiction is ineffective as to that jurisdiction to the extent of the prohibition or unenforceability.  That does not invalidate the remaining provisions of this agreement nor affect the validity or enforceability of that provision in any other jurisdiction.

18.14                                 Change in control

All rights and liabilities under this agreement continue in force notwithstanding any change in the equity ownership of either of the parties.

18.15                                 Publicity

Neither party may use the name or logo of the other party in any public document or disclosure whether written, oral or otherwise communicated without the prior written consent of the other party.

18.16                                 Counterparts

This agreement may be executed in any number of counterparts.  All counterparts together will be taken to constitute one instrument.

Schedule 1 - PGL IP

1.                                                      Patents and Patent Applications

COUNTRY	OFFICIAL NO.	TITLE	CASE STATUS
AUSTRALIA	702500	Preparation and Use of Sulfated Oligosaccharides	Registered

BRAZIL	PI9608041-8

Sulfated Oligosaccharide, Process for the Anti-Angiogenic, Anti-Metastatic and/or Anti-Inflammatory Treatment of a Human Patient or Other Warm/Blooded Animal Patient, use of an Oligosaccharide and Pharmaceutical or Veterinary Composition for Anti-Angiogenesis

			Pending

CANADA	2218872	Preparation and Use of Sulfated Oligosaccharides	Registered

CHINA	ZL96193563.4	Preparation and Use of Sulfated Oligosaccharides	Registered

EUROPE	0837683	Preparation and Use of Sulfated Oligosaccharides	Registered

ISRAEL	118047	Sulfated Oligosaccharides, Pharmaceutical Compositions Containing Them and Preparation of Sulfated Hexopyranose Homooligosaccharides	Registered

JAPAN	532038/96	Preparation and Use of Sulfated Oligosaccharides	Pending

REPUBLIC OF KOREA	0591960	Preparation and Use of Sulfated Oligosaccharides	Registered

MEXICO	243061	Preparation and use of Sulfated Oligosaccharides	Registered

NEW ZEALAND	305815	Preparation and Use of Sulfated Oligosaccharides	Registered

POLAND	184357	Preparation and Use of Sulfated Oligosaccharides	Registered

RUSSIAN FEDERATION	001199	Preparation and Use of Sulfated Oligosaccharides	Registered

SINGAPORE	48558	Preparation and Use of Sulfated Oligosaccharides	Registered

TAIWAN	138332	Preparation and Use of Sulfated Oligosaccharides	Registered

UNITED STATES OF	6143730	Preparation and Use of Sulfated Oligosaccharides	Registered

COUNTRY	OFFICIAL NO.	TITLE	CASE STATUS
AMERICA

SOUTH AFRICA	96/3339	Preparation and Use of Sulfated Oligosaccharides	Registered

2.                                                      Trade marks

2.1                                               Registered

Nil.

2.2                                               Unregistered

PI-88

Muparfostat

Muparfostat sodium

Executed as an agreement

Executed by PROGEN PHARMACEUTICALS LIMITED ABN 82 010 975 612 by or in the presence of:

Signature of Director	Signature of Secretary/other Director

Name of Director in full	Name of Secretary/other Director in full

Executed by MEDIGEN BIOTECHNOLOGY CORP. by its authorised officers:

Signature of Director	Signature of Secretary/other Director

Name of Director in full	Name of Secretary/other Director in full